Exhibit 99.1

Tron Inc. Announces Plan to Deepen Integration with TRON Ecosystem and Pursue Super Representative Status

Winter Park, Florida – August 13, 2026 – Tron Inc. (Nasdaq: TRON) (the “Company”), the largest publicly traded holder of TRON (TRX) tokens, today announced a major strategic initiative to deepen its integration in the TRON DAO ecosystem and expand into value-add infrastructure businesses capable of generating recurring on-chain revenue.

The Company plans to pursue election as a top-tier Super Representative (“SR”) for the TRON network. SR nodes (27 in total) operate collaboratively to secure the TRON blockchain, produce blocks, validate transactions, and participate in on-chain community governance. In 2025, the TRON network generated total block production rewards of approximately 122 million TRX for the SRs, as well as voting rewards of approximately 1.5 billion TRX distributed to the 27 SRs and the other SR Partners.

The Company has accumulated more than 709 million TRX since implementing its Digital Asset Treasury Strategy in June 2025, with its digital asset holdings reflecting a cumulative gain of approximately $15.8 million as of June 30, 2026. By pursuing TRON SR status, the Company intends to participate directly in the success of the TRON network that is uniquely positioned to benefit from the strong demand globally for stablecoin and agentic AI payment solutions.

“Seeking election as a TRON Super Representative represents the next phase of our long-term growth strategy,” said Rich Miller, the Company’s Chief Executive Officer.

About TRON DAO

Founded in 2017, TRON blockchain is one of the world’s most popular layer-1 networks and the dominant settlement protocol for on-chain stablecoin payment. As of July 31, 2026, TRON blockchain hosts about $90 billion in TRC-20 USDT stablecoin, accounting for nearly half of the total global supply. With over 396 million user wallets internationally and cumulative transaction counts approaching 15 billion as of July 31, 2026, TRON blockchain ecosystem is the de facto global standard for on-chain USDT settlement. According to a recent industry report by Allium, an on-chain research institution, about 90% of stablecoin payment volume settles on TRON. Annual USDT transfer volume grew at a rapid pace of over 40% per annum for three consecutive years to nearly $8 trillion in 2025.

About Tron Inc.

Tron Inc. is a publicly traded company pioneering blockchain-integrated treasury strategies. As the public company with the largest TRON (TRX) tokens holdings, Tron Inc. is committed to transparency, and the adoption of decentralized finance for long-term value creation. In addition, through its wholly owned subsidiary, the Company designs, develops, and manufactures custom merchandise which includes toys and souvenirs for the world’s largest theme parks and other entertainment venues. Many of the Company’s products are based on award winning multi-billion-dollar entertainment franchises that are featured in popular movies and books. The products are distributed worldwide at Walt Disney Parks and Resorts, Universal Parks and Destinations, United Parks and Resorts SeaWorld, Six Flags and other attractions.

Caution Regarding Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue”, “seek”, “commit” or other similar expressions. These statements include, but are not limited to, statements regarding the Company’s continued expansion into blockchain-powered treasury holdings and long-term vision to build shareholder value through innovation and strategic leadership. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Forms 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

For additional details, follow on X:

https://x.com/TRON_INC

Investor Relations Contact:

Tron Inc.

t.network

(407) 230-8100